                           LOAN AND SECURITY AGREEMENT

                                     BETWEEN

                        SANWA BUSINESS CREDIT CORPORATION

                                       AND

                           REUTER MANUFACTURING, INC.



                          DATED AS OF DECEMBER 31, 1995

                                TABLE OF CONTENTS


                                                                            PAGE

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.   RESTRUCTURED OBLIGATIONS:  GENERAL TERMS. . . . . . . . . . . . . . . . . 6
     2.1     Total Obligation. . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.2     One Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.3     Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4     Term of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 7

3.   PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.1     Loan Account; Method of Making Payments . . . . . . . . . . . . . 7
     3.2     Payment Terms . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.3     Application of Payments and Collections . . . . . . . . . . . . . 7

4.   COLLATERAL:  GENERAL TERMS. . . . . . . . . . . . . . . . . . . . . . . . 8
     4.1     Security Interest and Mortgage. . . . . . . . . . . . . . . . . . 8
     4.2     Disclosure of Security Interest . . . . . . . . . . . . . . . . . 8
     4.3     Special Collateral. . . . . . . . . . . . . . . . . . . . . . . . 8
     4.4     Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . 8
     4.5     Inspection and Field Reviews. . . . . . . . . . . . . . . . . . . 9
     4.6     Perfected Security Interest; Location of Collateral . . . . . . . 9
     4.7     Lender's Payment of Claims Asserted Against Borrower. . . . . . . 9

5.   COLLATERAL:  ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . .10
     5.1     Assignments, Records and Accounts Report. . . . . . . . . . . . .10
     5.2     Sale or Encumbrance of Accounts . . . . . . . . . . . . . . . . .10

6.   COLLATERAL:  INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . .10
     6.1     Sale of Inventory . . . . . . . . . . . . . . . . . . . . . . . .10
     6.2     Safekeeping of Inventory; Inventory Covenants . . . . . . . . . .10
     6.3     Records and Schedules of Inventory. . . . . . . . . . . . . . . .10
     6.4     Evidence of Ownership of Inventory. . . . . . . . . . . . . . . .11

7.   COLLATERAL:  EQUIPMENT. . . . . . . . . . . . . . . . . . . . . . . . . .11
     7.1     Maintenance of the Equipment. . . . . . . . . . . . . . . . . . .11
     7.2     Evidence of Ownership of Equipment. . . . . . . . . . . . . . . .11
     7.3     Proceeds of the Equipment . . . . . . . . . . . . . . . . . . . .11

8.   COLLATERAL:  REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . .11
     8.1     After-Acquired Real Property. . . . . . . . . . . . . . . . . . .11

                                                                           PAGE

9.   WARRANTIES AND REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . .12
     9.1     General Warranties and Representations. . . . . . . . . . . . . .12
     9.2     Survival of Warranties and Representations. . . . . . . . . . . .15

10.  COVENANTS AND CONTINUING AGREEMENTS . . . . . . . . . . . . . . . . . . .15
     10.1    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . .15
     10.2    Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . .17
     10.3    Lender Covenants. . . . . . . . . . . . . . . . . . . . . . . . .19
     10.4    Contesting Charges. . . . . . . . . . . . . . . . . . . . . . . .19
     10.5    Payment of Charges. . . . . . . . . . . . . . . . . . . . . . . .19
     10.6    Insurance:  Payment of Premiums . . . . . . . . . . . . . . . . .20
     10.7    Survival of Obligations Upon Termination of Agreement . . . . . .20

11.  EVENT OF DEFAULT:  RIGHTS AND REMEDIES ON EVENT OF DEFAULT. . . . . . . .20
     11.1    Event of Default. . . . . . . . . . . . . . . . . . . . . . . . .20
     11.2    Acceleration of the Liabilities . . . . . . . . . . . . . . . . .22
     11.3    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     11.4    Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

12.  CONDITIONS PRECEDENT TO AGREEMENT . . . . . . . . . . . . . . . . . . . .24

13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     13.1    Appointment of Lender as Borrower's Lawful Attorney-In-Fact . . .26
     13.2    Modification of Agreement:  Sale of Interest. . . . . . . . . . .26
     13.3    Attorneys' Fees and Expenses:  Lender's Out-of-Pocket
             Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     13.4    No Waiver by Lender . . . . . . . . . . . . . . . . . . . . . . .27
     13.5    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .28
     13.6    Parties; Entire Agreement . . . . . . . . . . . . . . . . . . . .28
     13.7    Conflict of Terms . . . . . . . . . . . . . . . . . . . . . . . .28
     13.8    Waiver by Borrower. . . . . . . . . . . . . . . . . . . . . . . .28
     13.9    Governing Law; Submission to Jurisdiction . . . . . . . . . . . .29
     13.10   Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     13.11   Section Titles, Etc . . . . . . . . . . . . . . . . . . . . . . .30
     13.12   Representation by Counsel . . . . . . . . . . . . . . . . . . . .30
     13.13   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .31

                           LOAN AND SECURITY AGREEMENT


     THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") is made as of December 31, 1995, by and between SANWA BUSINESS CREDIT CORPORATION, A DELAWARE CORPORATION ("LENDER"), and REUTER MANUFACTURING, INC., A MINNESOTA CORPORATION ("BORROWER").


                              W I T N E S S E T H:

     WHEREAS, Pursuant to the terms of that certain Loan and Security Agreement dated May 6, 1988 by and between Lender and EPR, Inc., Lender made certain loans and extended other financial obligations to EPR, Inc. (the "EPR OBLIGATIONS");

     WHEREAS, Borrower guaranteed the EPR Obligations pursuant to the terms of that certain guarantee dated May 6, 1988 (the "GUARANTEE");

     WHEREAS, Borrower has requested Lender to restructure its obligations under the Guarantee;

     WHEREAS, Lender has agreed to the foregoing restructuring in accordance with the terms of this Agreement.

     NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extension of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree as follows:


1.   DEFINITIONS.

     A.      GENERAL.

     1.1 "ACCOUNTS" shall mean all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter acquired by Borrower.

     1.2 "ACCOUNT DEBTOR" shall mean any Person who is or who may become obligated to Borrower under, with respect to, or on account of an Account.

     1.3 "AFFILIATE" shall mean any and all Persons which, in the reasonable judgment of Lender, directly or indirectly, own or control, are controlled by or are under common control with Borrower, and any and all Persons from whom, in the reasonable judgment of Lender, Borrower has not or is not likely to exhibit independence of decision or action. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     1.4 "ANCILLARY AGREEMENTS" shall mean all Security Documents and all agreements, instruments and documents, including without limitation, the Income Sharing Agreement, the Senior Subordinated Secured Promissory Note, the Junior Subordinated Second Promissory Note, and any and all other notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or any other Person or delivered to Lender or any Participant with respect to this Agreement or with respect to any agreement entered into by Borrower.

     1.5 "BORROWER'S KNOWLEDGE" or words of such import shall mean all knowledge, including, actual knowledge and knowledge of matters which any reasonable person in such position knew or should have known, of the respective officers, directors and managers of Borrower.

     1.6 "BUDGET" shall mean a forecast of Borrower's operating income and expenses for a period of not less than twelve (12) months, in form reasonably acceptable to Lender, but under no circumstances containing fewer line items of revenue and expense as are contained in the budget attached hereto as Exhibit 1.6.

     1.7 "CAPITAL EXPENDITURES" shall mean as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of capitalized lease obligations, all as determined in accordance with generally accepted accounting principles.

     1.8 "CHARGES" shall mean all national, federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Liabilities,
(iii) Borrower's employees, payroll, income or gross receipts, (iv) Borrower's ownership or use of any of its assets, or (v) any other aspect of Borrower's business.

     1.9 "CIT" shall mean The CIT Group/Commercial Finance, Inc., or any other entity which replaces CIT as Borrower's primary working capital lender in an amount not to exceed and on terms substantially similar to the terms of the agreements in existence as of the date hereof between Borrower and CIT.

     1.10 "CLOSING DATE" shall mean the date on which the transactions contemplated by this Agreement are consummated.

     1.11    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     1.12 "COLLATERAL" shall mean all of the property and interests in property described in Section 4.1 and all other property and interests in property which shall, from time to time, secure any part of the Liabilities.

     1.13 "DEFAULT RATE" shall mean a rate per annum equal to two percent (2%) in excess of the interest rate then in effect for the respective Liabilities.

     1.14 "ENVIRONMENTAL LAWS" shall mean the Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other federal state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

     1.15 "ENVIRONMENTAL LIEN" shall mean a lien in favor of any governmental entity for (i) any liability under any Environmental Laws, or (ii) damages arising from or costs incurred by such governmental entity in response to a release of a Hazardous Material into the environment.

     1.16 "EQUIPMENT" shall mean all of Borrower's now owned and hereafter acquired equipment and Fixtures, including without limitation, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, parts and appurtenances thereto, substitutions therefor and replacements thereof.

     1.17 "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the events described in Section 11.1 if the same has not been cured within any applicable cure period contained therein.

     1.18 "FINANCIALS" shall mean those financial statements of Borrower or delivered to Lender pursuant to Section 10.1(C).

     1.19 "FIXTURES" shall mean all "fixtures" as such term is defined in the Uniform Commercial Code as adopted and in effect in the State of Illinois, now owned or hereafter acquired by Borrower.

     1.20 "GENERAL INTANGIBLES" shall mean all choses in action, general intangibles, causes of action and all other intangible personal property of Borrower or every kind and nature (other than Accounts) now owned or hereafter acquired by Borrower. Without in any way limiting the generality of the foregoing, General Intangibles specifically includes, without limitation, all corporate or other business records, security deposits, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, and tax refund claims owned by Borrower and all letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of any Accounts.

     1.21 "HAZARDOUS MATERIALS" shall mean any hazardous substance or pollutant or contaminant defined as such in (or for the purposes of) any Environmental Law and shall include, but not be limited to, petroleum, any radioactive material, and asbestos in any form or condition.

     1.22 "INCOME SHARING AGREEMENT" shall mean that certain Income Sharing Agreement dated as of the date hereof by and between Borrower and Lender, a copy of which is attached hereto as Exhibit 2.1(C).

     1.23 "INDEBTEDNESS" shall mean all of Borrower's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) the Liabilities, (ii) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof, (iii) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, (iv) all obligations and liabilities in respect of unfunded vested benefits under any Employee Benefit Plan or in respect of withdrawal liabilities incurred under ERISA by the Borrower or any ERISA Affiliate to any Multiemployer Plan, and (v) accrued taxes for which Borrower has not reserved a source of payment.

     1.24 "INVENTORY" shall mean all goods, inventory, merchandise and other personal property, including, without limitation, goods in transit, wherever located and whether now owned or hereafter acquired by Borrower which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in Borrower's business, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by Borrower.

     1.25 "LIABILITIES" shall mean all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed, or otherwise (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender, future advances made to or for the benefit of Borrower and obligations of performance), whether arising under this Agreement, under any of the Ancillary Agreements or acquired by Lender from any other source, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise.

     1.26 "PARTICIPANT" shall mean any Person, now or at any time or times hereafter, participating with Lender in the loans made by Lender to Borrower pursuant to this Agreement and the Ancillary Agreements.

     1.27 "PAYMENT IN FULL" or "PAID IN FULL" or any similar term(s) with respect to any Indebtedness means (a) the indefeasible satisfaction and final payment in full of such Indebtedness in cash or cash equivalents reasonably acceptable to the payee and the termination of any obligation on the part of the holder of such Indebtedness to make any loans or to afford any financial accommodation to the Borrower or (b) in the case of any Indebtedness consisting of contingent obligations (including without limitation contingent obligations in respect of letters of credit or other reimbursement guarantees), the setting apart of cash sufficient to discharge such portion of such Indebtedness in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted by the Borrower a first priority perfected security interest in a manner acceptable to such holders which payment or perfected security interest shall have been retained by the holders, for a period of time in excess of all applicable preference or other similar periods under applicable bankruptcy, insolvency or creditors' rights laws.

     1.28 "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     1.29 "REAL PROPERTY" shall mean the real estate now owned or leased or hereafter acquired or leased by Borrower, all fixtures and personal property used in connection therewith and Borrower's rights to leases, rents and profits with respect thereto.

     1.30 "SECURITY DOCUMENTS" shall mean this Agreement and all other agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment, schedules, assignments, mortgages and other written matter necessary or requested by Lender to create, perfect and maintain perfected Lender's security interest in, and/or lien on, the Collateral.

     1.31 "STOCK" shall mean all shares, options, interests, participations or other equivalents (however designated) of or in a corporation, whether voting or non-voting, including, without limitation, all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     1.32 "UNMATURED EVENT OF DEFAULT" shall mean any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

     B. ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

     C. OTHER TERMS. All other terms contained in this Agreement which are not otherwise defined in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Illinois to the extent the same are used or defined therein.


2.   RESTRUCTURED OBLIGATIONS:  GENERAL TERMS.

     2.1 TOTAL OBLIGATION. Lender agrees to restructure Borrower's obligations under the Guarantee into three separate obligations:

     (A) A term loan (the "SENIOR SUBORDINATED SECURED NOTE") in an aggregate principal amount not to exceed Two Million Seven Hundred Eighty Thousand Dollars ($2,780,000) evidenced by a Senior Subordinated Secured Note in the form attached hereto as Exhibit 2.1(A) and repayable as provided therein;

     (B) A term loan (the "JUNIOR SUBORDINATED SECURED NOTE") in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) evidenced by a Junior Subordinated Secured Note in the form attached hereto as
Exhibit 2.1(B) and repayable as provided therein;

     (C)     An obligation to make payments pursuant to the Income Sharing
Agreement.

     2.2 ONE OBLIGATION. All indebtedness and obligations of Borrower to Lender under this Agreement and the Ancillary Agreements shall constitute one general obligation secured by the Collateral.

     2.3 INTEREST RATE. Borrower shall pay Lender interest on the outstanding principal balance of the Senior Subordinated Secured Note and the Junior Subordinated Secured Note at the rate per annum of eight percent (8%); provided, however, that upon the occurrence and during the continuance of any Unmatured Event of Default, Lender may at its option, raise the interest rate charged on the Liabilities to the Default Rate from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by Lender or until the Liabilities are Paid In Full. Interest shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section 3.2. In no contingency or event whatsoever shall the rate or amount of interest paid by Borrower under this Agreement or any of the Ancillary Agreements exceed the maximum amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder or under any Ancillary Agreement in excess of the maximum amount permitted by law, (i) Lender shall apply such excess to any unpaid principal owed by Borrower to Lender or, if the amount of such excess exceeds any unpaid balance of such principal, Lender shall promptly refund such excess interest to Borrower and (ii) the provisions hereof shall be deemed amended to provide for such permissible rate.

     2.4 TERM OF AGREEMENT. This Agreement shall be in effect until all of the Liabilities are Paid In Full, subject to earlier termination by Lender upon the occurrence of an Event of Default as provided in Section 11; provided, however, that with regard to the Income Sharing Agreement, this Agreement shall be in effect until the earlier of (i) all of the Liabilities due under the Income Sharing Agreement are Paid In Full or (ii) December 31, 2010. Until all of the Liabilities shall have been fully paid and satisfied, Lender shall be entitled to retain its security interest in the Collateral.


3.   PAYMENTS.

     3.1 LOAN ACCOUNT; METHOD OF MAKING PAYMENTS. Lender shall maintain a loan account (the "LOAN ACCOUNT") on its books in which shall be recorded (i) all liabilities of Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all of Borrower's obligations and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. Lender may, in its sole and absolute discretion, elect to bill Borrower for such amounts in which case the amount shall be immediately due and payable with interest thereon at the rate set forth in Section 2.3.

     3.2 PAYMENT TERMS. All of the Liabilities shall be payable to Lender at the address set forth in Section 13.10. The Liabilities will be repayable as follows in the following order: (i) first, principal and interest on the Senior Subordinated Secured Note shall be payable as provided therein, (ii) second, all payments pursuant to the Income Sharing Agreement shall be payable as provided therein; (iii) third, all payments pursuant to the Junior Subordinated Secured Note shall be payable as provided therein; (iv) fourth, fees, costs, expenses and similar charges shall be payable as and when provided for in this Agreement or the Ancillary Agreements and (v) fifth, the principal balance of the remaining Liabilities shall be payable as and when provided for in this Agreement or the Ancillary Agreements.

     3.3 APPLICATION OF PAYMENTS AND COLLECTIONS. Notwithstanding anything to the contrary contained herein, upon an occurrence of an Unmatured Event of Default, Lender shall have the sole and absolute right to direct the application of payments and collections received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Liabilities in such manner as Lender may deem appropriate, notwithstanding any entry by Lender upon any of its books and records. To the extent that Borrower makes a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations to make such payments shall continue in full force and effect, as if such payments or proceeds had not been received by Lender.


4.   COLLATERAL:  GENERAL TERMS.

     4.1 SECURITY INTEREST AND MORTGAGE. To secure the prompt payment to Lender of the Liabilities, Borrower hereby grants to Lender a continuing security interest in and to all of the following property and interest in property of Borrower, whether now owned or existing or hereafter acquired or arising and wherever located: (i) all Accounts, Inventory, Equipment, Real Property, vehicles, contract rights, General Intangibles, tax refunds, chattel paper, instruments, letters of credit, documents and documents of title; (ii) all of the Borrower's deposit accounts (general or special) with and credits and other claims against any financial institutions with which Borrower maintains deposits; (iii) all of Borrower's now owned or hereafter acquired monies, and any and all other property of Borrower now or hereafter coming into the actual possession, custody or control of CIT or Lender or any agent or affiliate of CIT or Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (iv) all insurance proceeds of or relating to any of the foregoing; (v) all of Borrower's books and records relating to any of the foregoing; and (vi) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing.

     4.2 DISCLOSURE OF SECURITY INTEREST. Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender's security interest in the Collateral.

     4.3 SPECIAL COLLATERAL. Immediately upon Borrower's receipt of any Collateral which is evidenced or secured by an agreement, chattel paper, letter of credit, instrument or document, including, without limitation, promissory notes, documents of title and warehouse receipts (the "SPECIAL COLLATERAL"), Borrower shall deliver the original thereof to Lender or to such agent of Lender as Lender shall designate, together with appropriate endorsements, the documents required to draw thereunder (as may be relevant to letters of credit) or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender. Borrower shall be required to provide title certificates noting Lender as a security holder for each item of Equipment constituting a titled vehicle.

     4.4 FURTHER ASSURANCES. At Lender's request, Borrower shall, from time to time, (i) execute and deliver to Lender all Security Documents that Lender may reasonably request, in form and substance acceptable to Lender, and pay the costs of any recording or filing of the same and (ii) take such other actions as Lender may reasonably request in order to fully effect the purposes of this Agreement and to protect Lender's interest in the Collateral. Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney and agent-in-fact to sign the name of Borrower on any of the Security Documents and to deliver any of the Security Documents to such Persons as Lender, in its sole discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     4.5 INSPECTION AND FIELD REVIEWS. Lender (by any of its officers, employees or agents) shall have the right, at any time or times during Borrower's usual business hours, without prior notice, to inspect and perform field reviews with regard to the Collateral and all books and records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, to discuss Borrower's affairs and finances with any Person (including Borrower's independent certified public accountants) and to verify the amount, quality, value and condition of, or any other matter relating to, the Collateral. All of the foregoing shall be done in a manner which does not unreasonably interfere with the operation of Borrower's business. All of Lender's reasonable out of pocket costs and expenses shall be incurred by and charged to Borrower and shall be payable by Borrower within 10 days of the request for payment by Lender.

     4.6 PERFECTED SECURITY INTEREST; LOCATION OF COLLATERAL. Borrower hereby warrants and represents to and covenants with Lender that, subject to the terms and conditions of this Agreement, Lender's security interest in the Collateral is now and at all times shall be perfected and, upon proper filing of financing statements, have priority over all other liens except for: (i) liens arising by operation of law; (ii) the liens set forth on Exhibit 9.1(I) attached hereto; and (iii) purchase money liens permitted under Section 7.3 hereof. Borrower's chief executive office, principal place of business and all other offices and locations of the Collateral and books and records related thereto (including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral) are set forth on Exhibit 4.6. Borrower shall not remove its books and records or the Collateral from any such locations (except for removal of items of Inventory upon its sale in accordance with the terms of this Agreement) and shall not open any new offices or relocate any of its books and records or the Collateral except within the continental United States of America with at least thirty (30) days prior notice thereof to Lender.

     4.7 LENDER'S PAYMENT OF CLAIMS ASSERTED AGAINST BORROWER. Lender may, but shall not be obligated to, at any time or times hereafter, in its sole discretion, and without waiving any Unmatured Event of Default or Event of Default or waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Ancillary Agreements, pay, acquire or accept an assignment of any security interest, lien, claim or other encumbrance asserted by any Person against the Collateral. All sums paid by Lender under this
Section 4.7, shall be payable by Borrower to Lender on demand and shall be additional Liabilities secured by the Collateral, PROVIDED, HOWEVER, that if Lender acquires a claim prior to an Event of Default, Borrower shall be responsible to Lender only for the amount of the claim without regard to other costs incurred by Lender in connection therewith.


5.   COLLATERAL:  ACCOUNTS.

     5.1 ASSIGNMENTS, RECORDS AND ACCOUNTS REPORT. Borrower shall keep accurate and complete records of its Accounts and upon the date they are due to be delivered to CIT without regard to any extension or waiver by CIT shall furnish to Lender a copy of all reports of Accounts submitted or required to be submitted by Borrower to CIT.

     5.2 SALE OR ENCUMBRANCE OF ACCOUNTS. Borrower shall not, without the prior written consent of Lender, sell, transfer, grant a security interest in or otherwise dispose of or encumber any of its Accounts to any Person other than CIT and Lender.


6.   COLLATERAL:  INVENTORY.

     6.1 SALE OF INVENTORY. Unless an Event of Default occurs and Lender directs otherwise, Borrower may sell Inventory in the ordinary course of its business (which does not include a transfer of Inventory with a book value in excess of $10,000 in partial or total satisfaction of Indebtedness or sales in bulk). All proceeds of any sales shall be part of the Collateral. Borrower shall not rent, lease or otherwise transfer or dispose of any of the Inventory without Lender's prior written consent, except as set forth in this Section 6.1 or except as permitted by CIT until the indebtedness due CIT is Paid in Full and then as permitted or directed by Lender.

     6.2 SAFEKEEPING OF INVENTORY; INVENTORY COVENANTS. Borrower shall maintain all Inventory in good and saleable condition at all times. Lender shall not be responsible for (i) the safekeeping of the Inventory; (ii) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value of Inventory or (iv) any act or default of any carrier, warehouseman, bailee or forwarding agency or any other Person in any way dealing with or handling the Inventory. All risk of loss, damage, distribution or diminution in value of the Inventory shall be borne by Borrower.

     6.3 RECORDS AND SCHEDULES OF INVENTORY. Borrower shall keep correct and accurate monthly records on a lower of cost or market basis itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and selling price thereof, and the withdrawals therefrom and additions thereto and Inventory then on consignment, and upon the date they are to be delivered to CIT without regard to any extension or waiver by CIT shall furnish to Lender a copy of its most recent report of Inventory submitted or required to be submitted by Borrower to CIT.

     6.4 EVIDENCE OF OWNERSHIP OF INVENTORY. Borrower shall, upon Lender's request, deliver to Lender all evidence of ownership of the Inventory.


7.   COLLATERAL:  EQUIPMENT.

     7.1 MAINTENANCE OF THE EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof so that the value, utility and operating efficiency thereof shall at all times be maintained and preserved, ordinary wear and tear excepted, and shall promptly inform Lender of any additions to or deletions from the Equipment. Borrower shall not permit any such items to become affixed to real estate in such manner that such items of Equipment will become a fixture or an accession to other personal property.

     7.2 EVIDENCE OF OWNERSHIP OF EQUIPMENT. Borrower shall, upon Lender's request, deliver to Lender all evidence of ownership of the Equipment (including, without limitation, bills of sale, certificates of title and applications for title).

     7.3 PROCEEDS OF THE EQUIPMENT. Borrower shall not sell, transfer, lease, grant a security interest in or otherwise dispose of or encumber the Equipment or any part thereof to any Person other than CIT or Lender except for purchase money liens (including capitalized leases and other forms of installment purchase financing in an amount not to exceed $1 million in the aggregate during the Term or which creates annual debt service obligations not in excess of $225,000 annually, including both new and existing capital equipment financing) granted to the Person financing a purchase of Equipment so long as the lien granted is limited to the specific fixed assets so acquired, and the transaction does not violate any other provision of this Agreement (notification of such purchase money lien to be provided within ten (10) days of acquisition of such fixed asset); PROVIDED, HOWEVER, that Borrower may sell or otherwise dispose of any single piece of Equipment at the price set forth in that certain appraisal of Borrower's Equipment dated May, 1995 conducted by The Gronick Company, Incorporated, ("GRONICK") upon five (5) days' prior written notice to Lender; PROVIDED, HOWEVER, Borrower shall not dispose of Equipment with an appraised value (per Gronick) in excess of $100,000 in the aggregate during the term hereof without Lender's consent. In the event any Equipment is sold, transferred or otherwise disposed of as permitted in this Section 7.3, Borrower shall promptly notify Lender of such fact and hold, use or deliver all of the cash proceeds of such sale, transfer or disposition as permitted or directed by CIT until the indebtedness due CIT is Paid in Full and then as permitted or directed by Lender.


8.   COLLATERAL:  REAL PROPERTY.

     8.1 AFTER-ACQUIRED REAL PROPERTY. If Borrower acquires any Real Property or interests in Real Property after the date hereof it shall provide Lender an opportunity to finance such acquisition in accordance with the provisions of Section 10.1(J). If Lender provides such financing in accordance with the provisions of Section 10.3, Borrower will grant liens on or security interests in such Real Property to Lender, by way of mortgages, leasehold mortgages, landlord waivers, assignment of rents and profits, deeds of trust, deeds to secure debt or comparable instruments in form and substance acceptable to Lender, modified as necessary with respect to the laws of the jurisdiction in which such real estate is located, and will furnish to Lender a mortgagee's title insurance policy in an amount satisfactory to Lender insuring that Lender has a valid first priority lien in such Real Property. If Lender does not finance the acquisition of such Real Property, and if permitted by the Person(s) who provide financing in connection with such acquisition Borrower will grant Lender a subordinate lien in such Real Property and furnish to Lender a mortgagee's title insurance policy and, if any Collateral is located in the Real Property, a landlord's and mortgagee's waiver to Lender's reasonable satisfaction, in accordance with the provisions of this Section 8.1. If Borrower is prohibited from granting a subordinate lien in the Real Estate, Borrower shall enter into an agreement with Lender under which Borrower will covenant and agree for the benefit of Lender not to grant any other Person an interest in the Real Property and, if any Collateral is located in the Real Property, will deliver a landlord's and/or mortgagee's waiver, as appropriate.


9.   WARRANTIES AND REPRESENTATIONS.

     9.1 GENERAL WARRANTIES AND REPRESENTATIONS. Borrower warrants and represents that:

     (A) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is qualified or licensed as a foreign entity to do business in all other countries, states and provinces in which the laws thereof require Borrower to be so qualified or licensed;

     (B) Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements;

     (C) The execution, delivery and performance by Borrower of this Agreement and the Ancillary Agreements shall not, by their execution or performance, the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule, regulation, judgment, order or decree or a breach of any provision contained in Borrower's articles of incorporation or by-laws, or contained in any agreement, instrument, indenture or other document to which Borrower is now a party or by which it is bound which violation would have a material adverse affect on Borrower;

     (D) This Agreement and the Ancillary Agreements are and will be the legal, valid and binding agreements of Borrower enforceable in accordance with their terms, except as enforcement thereof may be subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

     (E) Borrower's use of the proceeds of any advances made by Lender are, and will continue to be, legal and proper uses (duly authorized by its board of directors), in accordance with applicable laws, rules and regulations, as in effect as of the date hereof;

     (F) Borrower has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct and to continue to conduct its present and intended business as heretofore conducted by it;

     (G) Except as disclosed on Exhibit 9.1(G) attached hereto or in the Financials, Borrower has no litigation pending, or to the best of its knowledge, threatened, and no Indebtedness (except for trade payables arising in the ordinary course of its business since the dates reflected in the Financials) and has not guaranteed the obligations of any other Person;

     (H) Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or other, and is not a party to any labor dispute; there are no lockouts, strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire during the Term;

     (I) Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and other encumbrances, except those of CIT, Lender and those, if any, described on Exhibit 9.1(I) attached hereto and those described on Exhibit B to Borrower's Mortgage of even date herewith in favor of Lender;

     (J) Except as set forth on Exhibit 9.1(J) attached hereto, Borrower is not in violation of any applicable statute, rule, regulation or ordinance of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, in any respect materially and adversely affecting the Collateral or Borrower's business, property, assets, operations or condition, financial or other;

     (K) Except as set forth on Exhibit 9.1(K) attached hereto, Borrower is not in default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

     (L) The Financials fairly present the assets, liabilities and financial condition and results of operations of Borrower and such other Persons described therein as of the dates thereof; there are no omissions or other facts or circumstances which are or may be material and there has been no material and adverse change in the assets, liabilities or financial or other condition of Borrower since the date of the Financials; there exist no equity or long term investments in or outstanding advances to any Person not reflected in the Financials; there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened, against Borrower or any other Person which might result in any material adverse change in Borrower's financial condition or materially and adversely affect Borrower's operations, its assets or the Collateral;

     (M) Borrower has filed all federal, state and local tax returns and other reports, or has been included in consolidated returns or reports filed by an Affiliate, which Borrower is required by law, rule or regulation to file and all Charges that are due and payable have been paid;

     (N) Borrower's execution and delivery of this Agreement and of the Ancillary Agreements does not directly or indirectly violate or result in a violation of any applicable laws, rules or regulations;

     (O) Borrower's deconsolidation of its Florida subsidiary will have no impact on Borrower's profit and loss statement for calendar year 1995 and thereafter as computed under generally accepted accounting principles; and

     (P) Except as set forth on Exhibit 9.1(P) attached hereto, (i) the operations of Borrower comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of Borrower are subject to any judicial or administrative proceeding alleging the violation of any Environmental laws; (iii) none of the operations of Borrower are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material into the environment;
(iv) Borrower has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment; and
(v) Borrower does not have any known material contingent liability in connection with any release of any Hazardous Material into the environment. The materiality standard used in this Section 9.1(N) shall be exceeded if the facts giving rise to a breach or breaches of the representations or warranties contained herein might result in liability in excess of $50,000 in the aggregate. For purposes of this Section, "Borrower" shall mean Borrower and any subsidiary or affiliate of Borrower acquired or created after the date of this Agreement.

     Borrower hereby indemnifies Lender, its successors and assignees, and agrees to hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of the violation by Borrower, any other obligor or any of Borrower's subsidiaries, of any laws, including but not limited to, the Environmental Laws or any laws or regulations relating to Hazardous Material, treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination, the handling, storage or release into the environmental of Hazardous Materials; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower, any other obligor or any of Borrower's subsidiaries in the conduct of their respective business into or upon any land, the atmosphere, or any watercourse, body of water or wetlands, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 9.1 shall survive the satisfaction and payment of the Liabilities and the termination of this Agreement.

     9.2 SURVIVAL OF WARRANTIES AND REPRESENTATIONS. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement and the Ancillary Agreements shall be true at the time of Borrower's execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance hereof and thereof by the parties thereto and the closing of the transactions described herein and therein or related hereto or thereto. Borrower and Lender expressly agree that any misrepresentation or breach of any representation or warranty whatsoever contained in this Agreement or in any of the Ancillary Agreements shall be deemed material.


10.  COVENANTS AND CONTINUING AGREEMENTS.

     10.1 AFFIRMATIVE COVENANTS. Borrower covenants that it shall, unless Lender consents in writing otherwise:

     (A) At its sole cost and expense, keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, flood, business interruption, boiler and all other hazards and risks which are specified by Lender from time to time by obtaining policies naming Lender as mortgagee, additional insured and lender loss payee and which satisfy all terms and conditions of Exhibit 10.1(A) hereto. Lender reserves the right to change the terms and provisions of Exhibit 10.1(A) from time to time. In the event of such change, Borrower shall apply for renewal of all applicable insurance policies upon the terms and conditions of Exhibit 10.1(A) in effect at the time of such renewal application;

     (B) Notify Lender promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline;

     (C) Keep books of account and prepare financial statements and furnish to Lender the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financials, unless Borrower's independent certified public accountants concur in any changes therein and such changes are disclosed to Lender and are consistent with then generally accepted accounting principles):

             (i) as soon as available, but not later than ten (10) days after the date such information must be filed with the Securities and Exchange Commission, without giving effect to any extension, all reports filed or required to be filed with the Securities and Exchange Commission, with all exhibits;

             (ii) as soon as available, but not later than sixty (60) days before the beginning of each fiscal year, a cash flow projection for such fiscal year, together with appropriate supporting documents reasonably acceptable to Lender;

             (iii) not later than the 10th day of each calendar quarter, an updated form of the cash flow projection supplied pursuant to Section 10.1(C)(ii) projecting cash flow for the next succeeding 12 month period;

             (iv)        Exhibit A to the Junior Subordinated Secured Promissory
     Note in the manner set forth in the Junior Subordinated Secured Promissory Note;

             (v) Exhibit A to the Income Sharing Agreement in the manner set forth in the Income Sharing Agreement;

             (vi) as soon as available, but not later than the 10th day of each calendar quarter, information relating to any transfer of Borrower's Stock, together with an analysis of the impact, if any, of such charge, upon the amount of net operating loss carryforward available to Borrower;

             (vii) as soon as available, but not less than sixty (60) days prior to the end of each fiscal year of Borrower, a Budget for the next fiscal year; and

             (viii) such other data and information (financial and other) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrower's financial condition or results of its operations, or the financial condition of any Person who is a guarantor of any of the Liabilities, including, without limitation, Accounts agings, Accounts Payable agings, and detailed reports of inventory;

     (D) Notify Lender, promptly upon, but in no event later than ten (10) days after, Borrower's learning of (i) any litigation affecting Borrower, whether or not the claim is considered by Borrower to be covered by insurance; and (ii) the institution of any suit or administrative proceeding which may materially and adversely affect the operations, financial condition or business of Borrower or which may affect Lender's security interest in the Collateral;

     (E) Maintain insurance in the type, amount and form which satisfies the requirements of Exhibit 10.1(A) hereto, as amended from time to time. In addition, Borrower will deliver renewals for all of such policies at least thirty (30) days prior to the expiration date of the subject policy;

     (F) Give written notice to Lender of any proposed expenditures not approved in the Budget;

     (G) Give written notice to Lender immediately upon receipt of any notice that (i) the operations of Borrower, any other obligor or any Affiliate are not in full compliance with requirements of applicable Environmental Laws;
(ii) Borrower, any other obligor or any Subsidiary is subject to any Federal or state investigation evaluating whether any remedial action is needed to respond to the release of any Hazardous Material into the environment; or (iii) any properties or assets of Borrower, any other obligor or any Subsidiary are subject to any Environmental Lien;

     (H) Without limiting the generality of any of Borrower's other covenants and agreements, the operations of Borrower, any other obligor and each of Borrower's Affiliates shall at all times comply in all material respects with all applicable Environmental Laws. The materiality standard used in this
Section 10.1(H) shall be exceeded if the facts giving rise to a breach or breaches of the covenant contained herein might result in liability in excess of $50,000 in the aggregate;

     (I) Promptly provide Lender with all documents requested by Lender which are required from time to time by federal regulations and/or regulators; and

     (J) Provide Lender an opportunity to provide all of Borrower's financing needs for purposes of providing working capital, financing to effect an acquisition or otherwise; PROVIDED, HOWEVER Borrower may request that CIT extend the current loan with CIT upon maturity and PROVIDED, FURTHER that if another Person commits to provide financing to Borrower (a "Commitment") Borrower will provide Lender an opportunity to review such request for 5 days and to provide financing under the terms and conditions contained in the Commitment. Except as specifically provided in this Section 10.1 (J), Borrower shall have no obligation to obtain additional credit from Lender.

     10.2 NEGATIVE COVENANTS. Borrower covenants that it shall not, without the written consent of Lender:

     (A) Merge or consolidate with, purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of, any Person or sell all or substantially all of its assets to any Person;

     (B) Other than in the ordinary course of its business, acquire, purchase or make any investment in the obligations, stock securities or equity of any Person;

     (C) Declare or pay dividends upon any of Borrower's Stock or make any distribution of Borrower's property or assets or make any loans, advances or extensions of credit to any Person including, without limitation, to any Affiliate, officer or employee of Borrower, other than with respect to sales in the ordinary course of Borrower's business;

     (D) Enter into, or be a party to, any transaction or agreement, whether oral or in writing, with any Affiliate, director, officer or Stockholder of Borrower, except agreements to pay salary and similar compensation to Borrower's employees in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate, director, officer or Stockholder of Borrower;

     (E) Pay compensation in any form in the aggregate to any current or former member of Borrower's Board of Directors or officer in any fiscal year in excess of Two Hundred Thousand Dollars ($200,000), excluding from such limit any deferred payments made to a board member pursuant to the Standstill Agreements described in Section 12.1 herein;

     (F) Enter into any transaction which materially and adversely affects the benefit potentially available to Lender under the Income Sharing Agreement, the Collateral or Borrower's ability to repay the Indebtedness;

     (G) Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person;

     (H) Except as otherwise expressly permitted herein or in the Ancillary Agreements, encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of Borrower's properties, assets, rights or businesses or the Collateral;

     (I) Incur or otherwise acquire any Indebtedness for borrowed money (other than the obligations owed to CIT and the Liabilities), except for (i) trade payables arising in the ordinary course of Borrower's business; (ii) Indebtedness which is unsecured or secured by assets other than the Collateral and in each case is to Persons who execute and deliver to Lender (in form and substance acceptable to Lender and its counsel) subordination agreements subordinating their claims against Borrower to the payment of the Liabilities; and (iii) financing provided by others offered to Lender under Section 10.1(I);

     (J) Make Capital Expenditures (excluding therefrom the annual debt service payments permitted in Section 7.3 hereinbefore) which, in the aggregate, exceed (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000) during each of Borrower's 1996 or 1997 fiscal years and (ii) Five Hundred Thousand Dollars ($500,000) during each of Borrower's fiscal years thereafter;

     (K) Expend funds not authorized in the Budget for such fiscal year; provided, however, that Borrower shall not be deemed to have violated this Covenant if Borrower's expenditures related to any particular line item in the Budget are within five percent (5%) of the budgeted amount;

     (L) Materially modify, amend or supplement Borrower's Articles of Incorporation or similar document; and

     (M) Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower.

     10.3    LENDER COVENANTS.  Lender covenants and agrees that:

     (A) It will agree to consider, on its customary credit terms: (i) taking out Borrower's current loan with CIT on expiration, and (ii) providing financing for one or more acquisitions proposed by Borrower. Except as specifically provided in this Section 10.3 Lender shall have no obligation to make available any credit facility to Borrower; and

     (B) On the Closing Date it shall return to Borrower all promissory notes, guarantees and other agreements currently in full force and effect between Borrower, EPR, Inc. and Lender and thereafter agree not to pursue any claims against EPR, Inc. or Borrower except pursuant to the terms of this Agreement and the Ancillary Agreements.

     10.4 CONTESTING CHARGES. Notwithstanding anything to the contrary herein, Borrower may dispute any Charges without prior payment thereof, even if such non-payment may cause a lien to attach to Borrower's assets, provided that Borrower shall give Lender prompt notice of such dispute and shall be diligently contesting the same in good faith and by an appropriate proceeding and there is no danger of a loss or forfeiture of any of the Collateral and provided further that, if the same are potentially or actually in excess of $50,000 in the aggregate at any time hereafter, Borrower shall give Lender such additional collateral and assurances as Lender, in its reasonable discretion, deems necessary under the circumstances, immediately upon demand by Lender.

     10.5 PAYMENT OF CHARGES. Subject to the provisions of Section 10.4, Borrower shall pay promptly when due all of the Charges. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to promptly obtain the satisfaction of such Charges, Borrower shall promptly so notify Lender thereof and Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Unmatured Event of Default or Event of Default, in its sole discretion, at any time or times thereafter, make such payment or any part thereof, (but shall not be obligated so to do) or obtain such satisfaction and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand and shall be additional Liabilities.

     10.6    INSURANCE:  PAYMENT OF PREMIUMS.  Attached here to as
Exhibit 10.6(A) is a true and correct list of all insurance policies on the Collateral and on Borrower. Borrower shall deliver to Lender the original (or certified copy) of each policy of insurance and evidence of payment of all premiums therefor and shall deliver renewals of all such policies to Lender at least thirty (30) days prior to their expiration dates. Upon the occurrence and during the continuation of an Event of Default or Unmatured Event of Default, Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower in writing or by stamp on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies. If Borrower shall fail to obtain or to maintain any of the policies required by this Agreement or to pay any premium relating thereto, then Lender,without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand and shall be additional Liabilities.

     10.7 SURVIVAL OF OBLIGATIONS UPON TERMINATION OF AGREEMENT. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, and except upon Payment in Full by Borrower under this Agreement and the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender in any way or respect relating to any transaction or event occurring prior to such termination or cancellation, the Collateral, or any of the undertakings, agreements, covenants, warranties and representations of Borrower or Lender contained in this Agreement or the Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.


11.  EVENT OF DEFAULT:  RIGHTS AND REMEDIES ON EVENT OF DEFAULT.

     11.1 EVENT OF DEFAULT. The occurrence and continuation of any one or more of the following events shall constitute an Event of Default:

     (A) Borrower fails to pay any part of the Liabilities within ten (10) days after the same shall be due and payable or declared due and payable;

     (B) A "Default" or an "Event of Default" occurs pursuant to any agreement between Borrower and CIT and same is not cured within any applicable cure period;

     (C)     Borrower or any Affiliate fails or neglects for a period of thirty
(30) days to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements, which is required to be performed, kept or observed by Borrower or such Affiliate if the same has not been cured within any applicable cure or grace period contained therein;

     (D) (i) a default shall occur under any agreement, document or instrument, other than this Agreement or any of the Ancillary Agreements, now or hereafter existing, to which Borrower is a party, if the same has not been cured within any applicable cure or grace period contained therein, or (ii) any Indebtedness for money borrowed or credit extended has been accelerated or is not paid as and when it becomes due and payable if the same has not been cured within any applicable cure or grace period contained therein;

     (E) Any statement, warranty, representation, report, financial statement, or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Lender is not true and correct in any material respect;

     (F) There shall occur any material uninsured damage to or loss, theft, or destruction of any of its assets in an amount in excess of $50,000, unless
(i) Borrower is disputing such uninsured damage, loss, theft or destruction,
(ii) Borrower gives Lender prompt notice of such dispute, diligently contests the same in good faith and by an appropriate proceeding, (iii) there is no danger of a loss or forfeiture of any of the Collateral and (iv) Borrower shall give Lender such additional collateral and assurances as Lender, in its reasonable discretion, deems necessary under the circumstances, immediately upon demand by Lender;

     (G) The Collateral or any of Borrower's other assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter; an application of a receiver, trustee, or custodian for any of the Collateral or any of Borrower's other assets and the same is not dismissed within forty-five
(45) days after the application therefor;

     (H) An application is made by Borrower for the appointment of a receiver, trustee or custodian for any of the Collateral or any of Borrower's other assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed by or against Borrower and is not dismissed within sixty (60) days after filing; Borrower makes an assignment for the benefit of its creditors or any case or proceeding is filed by or against

Borrower for its dissolution, liquidation, or termination and is not dismissed within sixty (60) days; Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material party of its business affairs; provided, however, notwithstanding anything stated to the contrary in this paragraph no cure time is allowed or permitted Borrower upon the happening of any of the foregoing events or occurrences stated in this Section 11.1(H) if the same are the voluntary actions taken by Borrower;

     (I) Except as permitted in Section 11.1(G), a notice of lien, levy or assessment is filed of record with respect all or any substantial portion of Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency including, without limitation, the Pension Benefit Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon the Collateral or any of Borrower's other assets and such lien or encumbrance is not released within forty-five (45) days after its creation;

     (J) Judgment(s) is or are rendered against Borrower in excess of $25,000 and Borrower fails to commence appropriate proceedings to appeal such judgment within the applicable appeal period or, after such appeal is filed, Borrower fails to diligently prosecute such appeal or such appeal is denied;

     (K)     Borrower fails generally to pay its debts as they become due; or

     (L) If any material adverse change in the business or financial condition of Borrower occurs, or if any event that materially increases Lender's risk or materially impairs the Collateral occurs.

     11.2 ACCELERATION OF THE LIABILITIES. Upon and after the occurrence of an Event of Default, all or any portion of the Liabilities may, at the option of Lender and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable; provided, however, that Borrower may not accelerate the sums owing under the Income Sharing Agreement -- it being the intention of the parties hereto that such sums shall continue to be due in accordance with the payment terms contained in the Income Sharing Agreement and such obligations shall continue to be secured by the Collateral until the earlier of (i) all obligations under the Income Sharing Agreement are Paid In Full or (ii) December 31, 2010.

     11.3 REMEDIES. Upon and after the occurrence of an Event of Default, Lender shall have all of the following rights and remedies:

     (A) All of the rights and remedies of a secured party under the Illinois Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law, and in addition to any other rights and remedies contained in this Agreement and in any of the Ancillary Agreements;

     (B) The right to (i) peacefully enter upon the premises of Borrower or any other place or places where the Collateral is located and kept, without any obligation to pay rent to Borrower through self-help and without judicial process or first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Lender's claim, and remove the Collateral from such premises and places to the premises of Lender or any agent of Lender, for such time as Lender may require to collect or liquidate the Collateral, and/or (ii) require Borrower to assemble and deliver the Collateral to Lender at a place to be designated by Lender;

     (C) The right to (i) open Borrower's mail and collect any and all amounts due from Account Debtors provided that Lender forwards such mail to Borrower, (ii) notify Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts, including the Special Collateral, directly to Lender or to a lock box designated by Lender. Lender shall promptly furnish Borrower with a copy of any such notice sent and Borrower hereby agrees that any such notice in Lender's sole discretion, may be sent on Lender's stationery, in which event, Borrower shall, upon demand, co-sign such notice with Lender; and

     (D) The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as provided in Section 11.4, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Lender shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as Lender may see it. Lender hereby is granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit but Lender shall have no obligations thereunder. Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' and paralegals' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Liabilities; and third to the principal of the Liabilities. Lender shall account to Borrower for any surplus. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

     11.4 NOTICE. Borrower agrees that any notice required to be given by Lender of a sale, lease, other disposition of any of the Collateral or any other intended action by Lender, which is personally delivered to Borrower or which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address set forth in Section 13.10, at least ten (10) days prior to any such public sale, lease or other disposition or other action being taken, or the time after which any private sale of the Collateral is to be held, shall constitute commercially reasonable and fair notice thereof to Borrower.


12.  CONDITIONS PRECEDENT TO AGREEMENT.

     12.1 The obligation of Lender to enter into this Agreement is subject to the condition precedent that, Lender shall have received the following, duly executed in form and substance satisfactory to Lender:

     (A)     This Agreement;

     (B) A Senior Subordinated Secured Note in the original face amount of $2,780,000 duly executed by Borrower, payable to the order of Lender in the form of Exhibit 2.1(A) hereto;

     (C) A Junior Subordinated Secured Note in the original face amount of $1,000,000, duly executed by Borrower, payable to the order of Lender in the form of Exhibit 2.1(B) hereto;

     (D) An Income Sharing Agreement, in the form of Exhibit 2.1(C) hereto, duly executed by Borrower and Lender;

     (E)     An Intercreditor and Subordination Agreement, in the form of
Exhibit 12.1(E) hereto, duly executed by Borrower, CIT and Lender;

     (F) A Release, in the form of Exhibit 12.1(F) hereto, duly executed by Borrower and EPR, Inc.;

     (G) A Mortgage, in the form of Exhibit 12.1(G) hereto, duly executed by Borrower and recorded in the recorder's office of the county in which the Real Property is located;

     (H)     A Mortgagee's title insurance policy acceptable to Lender;

     (I) A Standstill Agreement by any current or former member of Borrower's Board of Directors holding more than 5% of Borrower's Stock, in the form of Exhibit 12.1(I) hereto;

     (J)     A Standstill Agreement executed by James Taylor in the form of
Exhibit 12.1(I) hereto;

     (K) A Standstill Agreement executed by Edward E. Strickland in the form of Exhibit 12.1(I) hereto;

     (L) An acknowledgement by any bank or financial institution holding any funds or negotiable instruments of Borrower in which Borrower or CIT has or may have an interest that such bank or financial institution is holding such funds or negotiable instruments for Lender's benefit and to perfect Lender's security interest therein;

     (M) UCC-1 and UCC-2 Financing Statements, as appropriate, duly executed by Borrower, as Debtor, in favor of Lender, as Secured Party, in the jurisdiction in which Borrower maintains its chief executive office and in each other jurisdiction in which Borrower conducts its business operations and/or maintains Collateral;

     (N) UCC/Tax/Judgment Lien Search Reports dated not later than 30 days prior to the Closing Date with respect to Borrower, together with duly executed releases and/or termination statements of entities other than CIT as Lender may request;

     (O) Certificate of the Secretary of Borrower as to Officers and Directors, Directors' Resolutions and miscellaneous matters dated not later than 30 days prior to the Closing Date;

     (P) Favorable opinions of counsel for Borrower as to such matters as Lender may reasonably request;

     (Q) Certified copies of all policies (unless Lender is willing to accept Certificate(s) of Insurance) in respect of all property, casualty, liability and other insurance maintained by Borrower in respect to the Collateral or otherwise in respect to its business, together with loss payable and other endorsements acceptable as to form and substance to Lender;

     (R) A Budget for the period January 1 through December 31, 1996 certified by an officer of Borrower as to the Closing Date;

     (S) Schedule of Equipment certified by an officer of Borrower as to the Closing Date;

     (T)     A fully executed escrow agreement, substantially in the form of
Exhibit 12.1(T) attached hereto;

     (U) Payments by Borrower of legal, professional and appraisal fees in the amount of $13,500;

     (V)     Payments by Borrower of accrued interest of $13,000; and

     (W) Such other opinions, documents, assignments, certificates or approvals as Lender reasonably may request.

     All of the foregoing shall be in form and substance reasonably acceptable to Lender and its counsel.

     12.2 The obligation of Lender to enter into this Agreement is subject to the further condition precedent that all proceedings taken in connection with the transaction contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to Lender and its counsel.


13.  MISCELLANEOUS.

     13.1 APPOINTMENT OF LENDER AS BORROWER'S LAWFUL ATTORNEY-IN-FACT. Borrower, irrevocably designates, makes, constitutes and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney and agent in-fact and Lender, or Lender's agent, may, without notice to Borrower:

     (A) At any time after the occurrence of an Event of Default, in Borrower's or Lender's name: (i) demand payment of the Collateral; (ii) enforce payment of the Collateral, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts and the Special Collateral; (v) settle, adjust or compromise any legal proceedings brought to collect the Collateral; (vi) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (vii) satisfy and release the Accounts and Special Collateral; (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 4.1; (ix) prepare, file and sign Borrower's name on any proof of claim in Bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral; (xi) do all acts and things necessary, in Lender's sole discretion, to fulfill Borrower's obligations under this Agreement; and (xii) endorse by writing or stamp the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access; and

     (B) At any time after the occurrence of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and receive, open and dispose of all mail addressed to Borrower.

     13.2 MODIFICATION OF AGREEMENT: SALE OF INTEREST. This Agreement and the Ancillary Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Agreement or the Ancillary Agreements or any portion hereof or thereof, including, without limitation, Borrower's right, title, interest, remedies, powers, or duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement or the Ancillary Agreements or of any portion hereof or thereof, including, without limitation, Lender's right, title, interest, remedies, powers, or duties hereunder or thereunder.

     13.3 ATTORNEYS' FEES AND EXPENSES: LENDER'S OUT-OF-POCKET EXPENSES. If, at any time or times, whether prior to or subsequent to the date hereof and regardless of the existence of an Unmatured Event of Default or an Event of Default, Lender incurs legal or other costs and expenses or employs counsel, accountants or other professionals for advice or other representation or services in connection with:

     (A) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements, and any amendment of or modification of this Agreement or the Ancillary Agreements or any sale or attempted sale of any interest herein to a Participant;

     (B) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, the Ancillary Agreements or Borrower's affairs;

     (C) Any attempt to enforce any rights of Lender or any Participant against Borrower or any other Person which may be obligated to Lender or such Participant by virtue of this Agreement or the Ancillary Agreements, including, without limitation, the Account Debtors;

     (D) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any of the Collateral; or

     (E) Any inspection, verification, protection, collection, sale, liquidation or other disposition of any of the Collateral, including without limitation, Lender's periodic or special audits of Borrower's books and records;

     then in any such event, the reasonable attorneys' and paralegals' fees and expenses arising from such services and all reasonably incurred expenses, costs, charges and other fees of or paid by Lender in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 13.3 shall be payable by Borrower to Lender upon demand and shall be additional Liabilities. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include accountants' fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of all such services.

     13.4 NO WAIVER BY LENDER. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or of any Ancillary Agreement shall not constitute a waiver, or affect or diminish any rights of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Unmatured Event of Default or Event of Default under this Agreement or any Ancillary Agreement shall not suspend, waive or affect any other Unmatured Event of Default or Event of Default under this Agreement or the Ancillary Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Ancillary Agreements and no Unmatured Event of Default or Event of Default under this Agreement or the Ancillary Agreements shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

     13.5 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13. PARTIES; ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lender. Borrower's successors and assigns shall include, without limitation, a trustee, receiver or debtor-in-possession of or for Borrower. Nothing contained in this Section 13.6 shall be deemed to modify Section 13.2. This Agreement is the complete statement of the agreement by and between Borrower and Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

     13.7 CONFLICT OF TERMS. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Ancillary Agreement, the provision contained in this Agreement shall govern and control.

     13.8 WAIVER BY BORROWER. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) except as otherwise provided herein, all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (iii) the benefit of all valuation, appraisement, extension and exemption laws. Borrower acknowledges that is has been advised by its own counsel with respect to this Agreement and the transactions evidenced by this Agreement.

     13.9 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT HAS BEEN DELIVERED FOR ACCEPTANCE BY LENDER IN CHICAGO, ILLINOIS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS. BORROWER HEREBY (i) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (ii) SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT;
(iii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF LENDER'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS. NOTHING IN THIS SECTION 13.9 SHALL AFFECT OR IMPAIR LENDER'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR LENDER'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

     13.10 NOTICE. Except as otherwise expressly provided for herein, any and all notices given in connection with this Agreement shall be deemed adequately given only if in writing and addressed to the party for whom such notices are intended at the address set forth below. All notices shall be sent by personal delivery, Federal Express or other overnight messenger service, first class registered or certified mail, postage prepaid, return receipt requested, facsimile transmission with a duplicate copy sent contemporaneously by U.S. Mail, or by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; or (c) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undeliverable at the address required by this Agreement. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed as follows:

(a)  If to Lender, at:             Sanwa Business Credit Corporation
                                   One South Wacker Drive
                                   Chicago, Illinois 60606
                                   Attn:  Thomas P. Guido, Group Vice President
                                   Fax:  (312) 782-6486
     with a copy to:               Richard G. Smolev, Esq.
                                   Sachnoff & Weaver, Ltd.
                                   30 South Wacker Drive
                                   Chicago, Illinois  60606
                                   Fax:  (312) 207-6400

     If to Borrower, at:           Reuter Manufacturing, Inc.
                                   410 Eleventh Avenue South
                                   Hopkins, Minnesota  55343
                                   Attn:     James Taylor, President and
                                             Chief Executive Officer
                                   Fax:  (612) 935-7798

     with a copy to:               Hart Kuller, Esq.
                                   Winthrop & Weinstine, P.A.
                                   3200 Minneapolis World Trade Center
                                   30 East Seventh Street
                                   St. Paul, Minnesota  55101
                                   Fax:  (612) 292-9347

     The above addresses may be changed by notice of such changed, mailed as provided herein, to the last address designated.

     13.11 SECTION TITLES, ETC. The section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. All references herein to Sections, paragraphs, clauses and other subdivisions refer to the corresponding Sections, paragraphs, clauses and other subdivisions of this Agreement; and the words "herein", "hereof", "hereby", "hereto", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph, clause or subdivision hereof. All Exhibits which are referred to herein or attached hereto are hereby incorporated by reference.

     13.12 REPRESENTATION BY COUNSEL. Borrower hereby represents that it has been represented by competent counsel of its choice in the negotiation and execution of this Agreement and the Ancillary Agreements; that it has read and fully understood the terms hereof and intends to be bound hereby. This Agreement has been thoroughly reviewed by counsel for Borrower and in the event of an ambiguity or conflict in the terms hereof, there shall be no presumption against Lender as the drafter hereof.

     13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date specified at the beginning hereof.


                                        REUTER MANUFACTURING, INC.


                                        By: /s/ James W. Taylor
                                           -------------------------------------
                                        Name:   James W. Taylor
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------


                                        SANWA BUSINESS CREDIT CORPORATION


                                        By: /s/ Thomas P. Guido
                                           -------------------------------------
                                        Name:  Thomas P. Guido
                                        Title: Group Vice President